SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-A/A
                                (Amendment No. 3)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               SPRINT CORPORATION
             (Exact name of registrant as specified in its charter)


                   Kansas                           48-0457967
         (State of incorporation or              (I.R.S. Employer
                organization)                   Identification No.)


               P.O. Box 11315
               Kansas City, MO                         64112
            (Address of principal                    (zip code)
              executive office)


Securities to be registered pursuant to Section 12(b) of the Act:

          Title of Each Class to        Name of Each Exchange on Which
          be Registered                 Each Class is to be Registered

          PCS Group Rights              New York Stock Exchange

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box __X__

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box ____


Securities  Act  registration  statement file number to which this form relates:
_____________ (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of class)

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Item 1.  Description of Registrant's Securities to be Registered.

     On June 29, 1998, the Board of Directors of Sprint Corporation approved an amendment to Sprint's Rights Agreement that became effective on November 23, 1998 in connection with the reclassification of Sprint's common stock into FON Common Stock and PCS Common Stock. Pursuant to the amended Rights Agreement, currently one-half of a PCS Group Right is attached to each outstanding share of PCS Common Stock. Sprint also issues one-half of a PCS Group Right in connection with the issuance of each share of all series of PCS Common Stock. In addition, one-half of a FON Group Right is attached to each outstanding share of FON Common Stock.

     The number of PCS Group Rights, or fraction of a Right, attached to each share of PCS Common Stock is subject to adjustment if there is a stock dividend on the PCS Common Stock paid in shares of PCS Common Stock or a subdivision or combination of the shares of PCS Common Stock.

     The PCS Group Rights trade with the PCS Common Stock. The Rights detach from the PCS Common Stock and become exercisable only if, in a transaction not approved by the Sprint Board, a person or entity

     o becomes the beneficial owner of voting securities representing 15% or more of the voting power of Sprint, or

     o announces a tender offer that, if consummated, would result in beneficial ownership by a person or group of voting securities representing 15% or more of the voting power of Sprint.

     If the Rights detach and become exercisable as a result of the commencement of a tender offer, each whole PCS Group Right entitles its holder to purchase one one-thousandth of a share of Preferred Stock-Eighth Series for an exercise price of $150 unless the Rights are redeemed by Sprint. This exercise price and the number of shares, or fraction of a share, of Preferred Stock - Eighth Series that can be purchased are both subject to adjustment to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock - Eighth Series or if Sprint distributes certain rights, options, warrants, evidences of indebtedness or assets to the holders of the Preferred Stock - Eighth Series.

     After a person or group (referred to as an Acquiring Person) becomes the beneficial owner of voting securities representing 15% or more of the voting power of Sprint, unless the securities were acquired pursuant to a Qualifying Offer, each PCS Group Right entitles its holder to purchase, for the Right's exercise price, a number of shares of PCS Common Stock having a value equal to two times the then current exercise price of the Right. All Rights that are, or under certain circumstances were, beneficially owned by any Acquiring Person or certain related parties will be null and void. A "Qualifying Offer" is an offer for outstanding shares of common stock which a majority of the directors who are not also officers of Sprint and who are not representatives, nominees, affiliates or associates of an Acquiring Person determine, after receiving advice from one or more investment banking firms, to be fair to the stockholders and otherwise in the best interests of Sprint and its stockholders.

     If Sprint is involved in a merger or other business combination transaction after the Rights become exercisable, each PCS Group Right entitles its holder to purchase, for the Right's exercise price, a number of the acquiring or surviving company's shares of common stock having a market value equal to twice the exercise price of the Right. Similarly, if Sprint sells or transfers 50% or more of its assets or earning power after the Rights become exercisable, each PCS Group Right entitles its holder to purchase, for the Right's exercise price, a number of the acquiring company's shares of common stock having a market value equal to twice the exercise price of the Right.

     At any time after any person or group becomes an Acquiring Person and before the acquisition by such person or group of 50% or more of the voting power of Sprint, the Sprint Board may exchange PCS Common Stock for all or any part of the PCS Group Rights, other than any PCS Group Rights that have become null and void. The exchange rate is two shares of PCS Common Stock for each Right. This exchange rate is subject to adjustment to reflect any stock split, stock dividend or similar transaction involving the PCS Common Stock.

     Sprint is entitled to redeem the PCS Group Rights at $.01 per Right at any time until ten business days following a public announcement that a person or group of persons has become the beneficial owner of voting securities representing 15% or more of the voting power of Sprint or, in the case of Deutsche Telekom AG and France Telecom S.A., that they have acquired in excess of the shares permitted to be acquired under the Standstill Agreement which they have entered into with Sprint. The redemption price is subject to appropriate adjustment for any stock split, stock dividend or similar transaction. The terms of the Rights expire on June 25, 2007, unless Sprint redeems the Rights before then or unless the Sprint Board extends the Rights by amending the Rights Agreement.

     Each share of Preferred Stock-Eighth Series will be entitled to a minimum preferential quarterly dividend payment of the greater of

     o    $100 per share or

     o 2,000 times the aggregate per share amount of all dividends, other than a dividend payable in PCS Common Stock, declared per share of PCS Common Stock.

     In the event of the liquidation of Sprint, the holders of shares of Preferred Stock-Eighth Series will be entitled to the greater of

     o a minimum preferential liquidation payment of $1,000 per share, plus accrued dividends, or

     o 2,000 times the aggregate amount to be distributed per share of PCS Common Stock.

     Each share of Preferred Stock-Eighth Series will have 2,000 times the highest number of votes of the PCS Common Stock, voting together with, and on the same matters as, the Series 1 PCS Common Stock. Finally, in the event of any merger, consolidation or other transaction involving Sprint in which shares of PCS Common Stock are exchanged for or changed into other stock, securities, cash and/or other property, each share of Preferred Stock-Eighth Series will be entitled to receive 2,000 times the amount received per share of PCS Common Stock. The dividend, liquidation, voting and other rights of the Preferred Stock
- Eighth Series are subject to adjustment if there is a dividend on the PCS Common Stock paid in shares of PCS Common Stock or a subdivision or combination of the shares of PCS Common Stock.

     On March 12, 2003, the Sprint Board approved an amendment to the Rights Agreement adding a provision requiring the Nominating and Corporate Governance Committee of the Sprint Board to review the Rights Agreement at least every three years in order to consider whether maintenance of the Rights Agreement continues to be in the best interests of Sprint and its stockholders.

Item 2.        Exhibits.

4.1 Amended and Restated Rights Agreement between the Registrant and UMB Bank, n.a., as Rights Agent (filed as Exhibit 4.1 to the Registrant's Amendment No. 1 to the Registration Statement on Form 8-A for the registration of PCS Group Rights, filed November 25, 1998, and incorporated herein by reference), which includes as Exhibit B-1, the Form of FON Group Rights Certificate; as Exhibit B-2, the form of PCS Group Rights Certificate; as Exhibit B-3, the Form of Old Class A Rights Certificate; and as Exhibit B-4, the Form of Series DT Rights Certificate.

4.2 Amendment dated March 28, 2003, to Amended and Restated Rights Agreement between the Registrant and UMB Bank, n.a., as Rights Agent.

4.3 Certificate of Designation, Preferences and Rights of Preferred Stock-Sixth Series.

4.4  Certificate   of   Designation,   Preferences   and  Rights  of   Preferred
     Stock-Eighth Series.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                                      SPRINT CORPORATION

                                      By: /s/ Michael T. Hyde
                                          Michael T. Hyde
                                          Assistant Secretary


Date:   April 2, 2003